Exhibit F-2

June 2, 2004

Securities and Exchange Commission

Attention: Catherine A. Fisher

901 E. Street

Washington, D.C. 20549

Re:	Post-effective Amendment No. 4 to the Form U-1 Application-Declaration
File No. 70-9669

Ladies and Gentlemen:

We refer to the Post-effective Amendment No. 4 to the Form U-1 Application-Declaration File No. 70-9669 (“Application”) filed by Scottish Power plc (“ScottishPower”), a registered holding company. Capitalized terms and parties not defined herein shall have the meanings ascribed to such terms and parties in the Application.

In the Application, Item 1.D.2(a), Applicant notes that its existing intercompany umbrella loan agreement has been authorized by the Oregon Public Utilitiy Commission (“OPUC”). As Assistant General Counsel for PacifiCorp, I am familiar with the state regulatory finance orders and specifically the order of OPUC authorizing the umbrella loan agreement and the addition of PacifiCorp Group Holdings Company as a party thereto, OPUC Docket 84-722, effective September 13, 1984 (the “OPUC ULA Order”). Based on my familiarity and discussion with officers of the company, I am of the opinion that the OPUC ULA Order is in full force and effect on the date hereof.

In rendering this opinion, I have assumed the genuineness of all signatures, the authenticity of all documents provided to me as originals and the conformity to authentic original documents of all documents provided to me as certified, conformed or photostatic copies. As to questions of fact material to the following opinion, when relevant facts were not independently established, I have relied upon certificates of public officials.

The opinions herein expressed are limited to matters governed by the laws of the United States of America and the State of Oregon in each case as they exist at the date hereof, and I express no opinion as to the law of any other jurisdiction. This opinion is rendered solely to you in connection with the above-referenced matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without my prior written consent.

Very truly yours,

PacifiCorp Office of General Counsel

By:	/S/ JEFFREY B. ERB
Jeffery B. Erb
Assistant General Counsel